Exhibit 99.1

Press Release

Welltower Appoints Shankh Mitra Chief Executive Officer

Kenneth J. Bacon Named Chairman

TOLEDO, Ohio, October 5, 2020 – Welltower Inc. (NYSE: WELL) today announced that Shankh Mitra has been appointed Chief Executive Officer and will join the Board of Directors, effective October 5, 2020. Mr. Mitra, who has been serving as Vice Chair, Chief Operating Officer and Chief Investment Officer, succeeds Thomas J. DeRosa, who is stepping down as Chairman and CEO after leading Welltower for more than six years. Mr. Mitra will retain his CIO title and continue to lead Welltower’s data analytics-driven capital allocation and operator relationships.

The Company also announced that Kenneth J. Bacon, who has been serving as an Independent Director on the Board since 2016, has been named Chairman. In this role, Mr. Bacon will lead the Board and partner with Mr. Mitra and the leadership team as they execute the Company’s strategy to create long-term shareholder value.

Lead Independent Director Jeffrey H. Donahue said, “Tom and I have known each other for years and he has always been an extremely capable executive. His vision of reimagining and reinventing the built environment for effective delivery of health care and wellness services has played an instrumental role in transforming Welltower into the world’s largest health and wellness real estate platform. On behalf of the entire Board of Directors, I want to sincerely thank Tom for his lasting contributions to the Company.

“The Board is pleased to appoint Shankh as CEO,” continued Donahue. “Over the past five years, Shankh’s investing and operational acumen, complemented by the significant efforts of Tim McHugh, Matt McQueen and a deep bench of senior leaders at Welltower, have put the Company in a position of strength. In April, we elevated Shankh to the roles of Vice Chair and COO with the intent that he would ultimately succeed Tom as CEO. Since the start of the pandemic, Shankh’s unyielding focus on portfolio performance and optimization has never been more evident. We have the utmost confidence in Shankh’s strategic vision and leadership and believe he is the right person to guide Welltower as it continues to successfully navigate the current environment and pursue the exciting next phase of growth for the Company.”

Mr. Mitra said, “I am humbled and honored to serve as CEO of Welltower and to lead this remarkable team as we embark on the next chapter of our journey. I am grateful to Tom for his mentorship and partnership and I deeply appreciate the confidence and trust the Board and my colleagues have placed in me,” said Mr. Mitra. “While COVID-19 has presented us with many challenges, the past six months have underscored Welltower’s core value proposition: to serve as a strategic, nimble and creative capital allocator by leveraging our operator relationships and data platform. We are encouraged by the relative stabilization of our operating performance and incredibly excited about the opportunity to deploy capital in attractive investment opportunities. Over the last five years, Matt, Tim and I have been working closely together alongside Jeff and Ken. With our highly-motivated team and an ultra-strong balance sheet, we are well positioned to drive significant long-term value for shareholders.”

Mr. Bacon added, “I am honored to be named Chairman and look forward to working with Shankh and the rest of the highly-experienced leadership team and Board to build upon the foundation Tom laid and deliver significant per-share growth to our shareholders. Welltower is in a very strong position today and has a bright future.”

Mr. DeRosa commented, “I am proud of our many accomplishments during my time as CEO and thankful to the Board and the entire Welltower team for allowing me to pursue my vision. We have created something unique at Welltower, and as a result, have become the leading health and wellness real estate platform. After careful thought and consideration of the Company’s current position and opportunities ahead, the Board and I have decided that now is the right time for me to hand the reins to Shankh. There is no executive better suited to lead Welltower at this critical juncture. Shankh and I have worked shoulder-to-shoulder over the last five years and I have witnessed his strong leadership, relentless focus on organizational efficiency and unparalleled approach to capital allocation. I’m truly excited for Welltower’s future and will be cheering for the Company’s continued success in the years to come.”

Financial Update

Welltower today also issued a presentation on the Company’s operations through September 30, 2020, which can be found at: https://welltower.com/october-business-update Highlights of the presentation include:

-	Total SHO portfolio occupancy declined approximately 30 basis points (bps) during September to approximately 78.4% as of September 30, 2020

-	Experienced consecutive occupancy increases during the last two weeks of September, marking the first period of back-to-back occupancy gains since the start of the pandemic

-	Total SHO portfolio occupancy declined approximately 150 basis points during the third quarter from approximately 79.9% to 78.4%, as compared to our outlook of -125-175bps

-	Triple-Net portfolio: collected 98% of rent due in third quarter of 2020

-	Outpatient Medical portfolio: 93.6% portfolio occupancy at September 30, 2020; approximately 99% of cash rent due in September has been collected or had deferral requests approved by Welltower

-	Since previous update, announced seniors housing and outpatient medical dispositions totaling over $1.3 billion in value

-	As of October 5, 2020, near-term liquidity totaled $5.3 billion

Shankh Mitra Biography

Mr. Mitra joined Welltower in 2016 and has served as the Company’s Chief Investment Officer since 2018, adding the roles of Vice Chair and Chief Operating Offer in April 2020. He also served as Senior Vice President, Finance, and then as Senior Vice President, Investments, before assuming his most recent roles. Prior to joining Welltower, Mr. Mitra was a Portfolio Manager investing in Real Estate Securities at Millennium Management, where he managed an accomplished team of investment professionals responsible for bottom-up underwriting of commercial real estate companies and portfolios, security selection, quantitative portfolio and risk management. He also held Senior Analyst positions at Citadel Investment Group and Fidelity Investments after beginning his career at PricewaterhouseCoopers. Mr. Mitra received an MBA from Columbia Business School specializing in Applied Value Investing and a bachelor’s degree in Engineering from Jadavpur University.

Kenneth J. Bacon Biography

Mr. Bacon is a co-founder of RailField Realty Partners, a financial advisory and asset management firm. Mr. Bacon has served as RailField’s managing partner since his retirement from the Federal National Mortgage Association (“Fannie Mae”) in March 2012. Prior to forming RailField, Mr. Bacon spent 19 years at Fannie Mae, most recently serving as the Executive Vice President of the multifamily mortgage business from July 2005 to March 2012. Mr. Bacon is a member of the Board of Directors of Comcast Corporation – having previously served as Lead Independent Director – and Ally Financial Inc. Previously, he was a member of the Board of Directors of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015 and Forest City Realty Trust, Inc. until its acquisition by Brookfield in 2018. Mr. Bacon joined Welltower’s Board of Directors in 2016. Mr. Bacon received an MBA from Harvard Business School, a Master of Science (M.Sc.) degree from the London School of Economic and Political Science, and a bachelor’s degree in Anthropology from Stanford University.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.

Forward-Looking Statements and Risk Factors

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower’s property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; the impact of our senior leadership transition; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Media Contact

Ben Spicehandler

Welltower-SVC@sardverb.com

Investors Contact

Tim McHugh – EVP, Chief Financial Officer

tmchugh@welltower.com